Exhibit 10.9

THREE-PARTY AGREEMENT

This Three-Party Agreement (the “Agreement”) is made and entered into as of September 1, 2022, by and among FVP SERVICING, LLC, a Delaware limited liability company, as administrative agent for each of the Lenders (as defined in the Loan Agreement (defined below)) (together with its successors and/or assigns, “Feenix”); ALTITUDE HOSPITALITY, LLC, a Florida limited liability company (“Franchisee”); and TMH Worldwide, LLC, a Delaware limited liability company (“Franchisor” or “Company”). Feenix, Franchisee, and Franchisor each is referred to as a “Party” and collectively are referred to as the “Parties.”

RECITALS

A. The Membership Agreement. Franchisee and Franchisor entered into that certain membership agreement, dated                   , 20    (the “Franchise Agreement”), related to a guest lodging facility located at 4500 SE Pine Valley Street, Port St. Lucie, Florida 34952, designated as Unit #57258¬21761-02 (the “Facility”). The Franchise Agreement and certain ancillary agreements related to the Franchise Agreement collectively are referred to as the “Primary Agreements.” Pursuant to the Primary Agreements, Franchisee operates the Facility as a Trademark Collection® by Wyndham franchised location. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Franchise Agreement.

B. The Loan Agreement. Feenix has engaged, or is about to engage, in a loan transaction with Franchisee pursuant to the terms and conditions of that certain Amended and Restated Loan Agreement made among Altitude International holdings, Inc., a New York corporation and the sole member of Lessee (“Sole Member”), Lessee and Feenix (the “Loan Agreement”), which is secured by, among other things, a pledge of 100% of the membership interests in Lessee pursuant to that certain Pledge and Security Agreement made by Sole Member and Lessee in favor of Feenix (the “Pledge”). Feenix desires to be granted certain rights in respect of the Franchise Agreement. Franchisee has requested that Company grant such rights to Feenix. Company will grant such rights subject to the terms and conditions of this Agreement and the undertakings by Feenix and Franchisee set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, promises, covenants, and consideration set forth below, the sufficiency of which are hereby acknowledged as good, valuable, and adequate consideration, and intending to be legally bound, the Parties agree as follows:

1. Status of Primary Agreements and Loan Documents.

1.1. Company and Franchisee represent that the Primary Agreements are in full force and effect and there are no uncured notices of default issued by Company or Franchisee under the Primary Agreements as of the date of this Agreement.

1.2. This Agreement is not intended to be, nor shall it be construed to create, a novation, accord and satisfaction, or compromise of the obligations of Franchisee under the Primary Agreements or any other obligation of Franchisee or any Guaranty to Company. Franchisee agrees that the terms of the Franchise Agreement shall be strictly adhered to on and after the date of this Agreement.

1.3. Feenix and Franchisee represent that the Loan Agreement and the Pledge are each in full force and effect and there are no defaults on the part of Franchisee, notices to cure, or other facts giving rise, on the part of Feenix, to a right to foreclose under the Pledge. Feenix consents to Franchisee’s execution, delivery and performance of the Franchise Agreement. No further consent from Feenix is necessary for Franchisee to enter into and perform its obligations under the Franchise Agreement. Franchisee may improve the Facility initially and from time to time in order to comply with the Franchise Agreement. In the event of any conflict between obligations imposed by the Loan Documents (as defined in the Loan Agreement) and the Franchise Agreement, the more stringent performance by Franchisee will be required.

2. Company Consent; No Representations or Warranties.

2.1. Unless and until Feenix notifies Company in writing that it has exercised its rights to assume, directly or indirectly, ownership and/or control of Lessee under the Pledge, and that it has assumed the benefits and obligations of the Primary Agreements (and without limiting Feenix’s obligations under Section 4 of this Agreement), Company may rely on Franchisee’s authority to act on its own behalf on all matters relating to the Primary Agreements and the franchise relationship between Company and Franchisee.

2.2. Company has not provided, and in entering into this Agreement is not providing, any representation, endorsement, or recommendation to or about any other Party; about any representation that either Feenix or Franchisee may have made to the other; or otherwise pertaining to the Loan Documents.

2.3. This Agreement shall not be deemed a waiver of or consent by Franchisor or Franchisee to any defaults under the Primary Agreements arising after the date of this Agreement. Franchisee agrees that defaults arising after the date hereof under the Franchise Agreement shall not be deemed to have been waived, released, or cured by virtue of the execution of this Agreement.

3. Franchisee Defaults. The following provisions apply to Franchisee’s defaults under the Primary Agreements and events that give the Company the right to terminate the franchise relationship:

3.1. If Company issues a notice of default to Franchisee, Company will notify Feenix of such default or event by sending a copy of the default notice to Feenix as and when sent to Franchisee, or by separate written notice. Company’s failure to give notice to Lessor shall not affect Company’s rights under the Primary Agreements with regard to Franchisee, nor shall Company be liable to Feenix for any damages resulting directly or indirectly from such failure but the time period(s) set forth in the following Section 3.2 for Feenix to cure the default(s) set forth in such default notice shall not commence until delivery of such notice to Feenix.

3.2. Feenix may undertake to cure such default on behalf of Franchisee but is not obligated to do so. Unless Company otherwise consents in writing, Feenix’s time to cure the default will be the same as Franchisee’s time to cure, if any, under the terms of the Primary Agreements and the default notice.

3.3. Notwithstanding the foregoing, for any monetary default, Feenix shall have a cure period of ten (10) days beyond the later of: (i) the time period, if any, provided to Franchisee to cure such a default under the Primary Agreement, (ii) the time period provided to Franchisee to cure such a default in the written notice of default, if any, or (iii) delivery by Company to Feenix of written notice of such monetary default, prior to any termination of the Franchise Agreement becoming effective. For non-monetary defaults (excluding life/safety defaults involving potential immediate harm to persons or property), Feenix’s time to cure the default will be same as Franchisee’s time to cure under the terms of the Franchise Agreement and the default notice but in no event less than thirty (30) days after delivery by Company to Feenix of written notice of such non-monetary default, provided that, Feenix shall not be required to cure any such default which is not reasonably susceptible of cure by Feenix in order to exercise Feenix’s rights under this Agreement, and provided, further, that if any default of a non-monetary nature is not reasonably capable of being cured within the thirty (30) day period, the Company will extend Feenix’s time to cure for such reasonable period of time as may be necessary to cure such default, provided, however, that (a) all monetary obligations of Franchisee under the Primary Agreements are kept current; (b) Feenix continues to diligently pursue cure of the default; (c) Feenix has initiated action to acquire ownership and/or control of Lessee; and (d) such period shall not exceed ninety (90) days. This extension does not apply to life/safety defaults involving potential immediate harm to persons or property.

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3.4. Notwithstanding anything to the contrary in the Primary Agreements (including, without limitation, Section 9 of the Franchise Agreement), an Equity Transfer effectuated in connection with an exercise of remedies under the Pledge shall automatically be deemed to be a Permitted Transferee transaction and shall not result in a breach, violation or default under the Primary Agreements, each of which shall continue in full force and effect following such Equity Transfer; provided that Feenix shall provide Franchisor with not less than five (5) business days’ prior written notice of such Equity Transfer.

4. Feenix Possession of Facility. The following provisions apply when and if Feenix takes possession of the Facility and exercises complete control over the Facility pursuant to a direct lease of the Facility (the “Lease”):

4.1. Feenix, on behalf of the Lenders, automatically, and without further action, shall succeed to and assume all of the rights and obligations of Franchisee under the Primary Agreements as of the date Lessor or an affiliate takes actual or constructive possession of the Facility (the “Possession Date”). Feenix, on behalf of the Lenders, agrees to and shall sign and deliver to Company an assignment and assumption agreement to confirm its assumption of the Primary Agreements, or to execute and deliver such other similar agreement as may be acceptable to Company, and to pay Company an administrative fee of $7,500 promptly after the Possession Date. Failure to execute such document or documents and pay the required administrative fee within thirty (30) days following Possession Date will constitute a material breach of this Agreement and of the Franchise Agreement (entitling Franchisor to terminate the Franchise Agreement) and shall not relieve Feenix of its obligations as “Franchisee” or “Member” under the Franchise Agreement, as applicable.

4.1.1. Regardless of the execution and delivery of the documents and payment referenced in Section 4.1 by Feenix, as of the Possession Date the Primary Agreements (i) shall be deemed ratified and affirmed in their entirety by Feenix on behalf of the Lenders; and (ii) shall become binding and enforceable upon Feenix. As of the Possession Date, Feenix, on behalf of the Lenders, will be the successor to Franchisee and will be responsible to remedy all defaults of the Franchisee under the Primary Agreements capable of being cured by Feenix and to perform in the capacity of “Franchisee” or the “Member,” as applicable, under the Primary Agreements in all respects.

4.2. Feenix or its affiliate shall provide the Company with proof of insurance meeting the requirements under the Franchise Agreement and System Standards within five (5) business days after the Possession Date.

4.3. Notwithstanding anything to the contrary in the Primary Agreements or this Agreement, Feenix shall have no obligation to pay any amounts then due and payable by Franchisee to Franchisor under the Primary Agreements, nor shall Feenix be obligated for any indemnification obligation of Franchisee under the Primary Agreements first arising or accruing prior to the Possession Date.

4.4. Feenix must cure any quality assurance default of Franchisee pending as of the Possession Date within sixty (60) days after the Possession Date or enter into a quality improvement agreement with the Company within thirty (30) days after the Possession Date to cure the defaults. In either case, Feenix must restore, to Company’s satisfaction, the quality assurance scores of the Facility to the entry level required for conversion Chain Facilities within one hundred twenty (120) days after the Possession Date. Company will furnish Feenix with a copy of the latest quality assurance inspection report generated before the Possession Date at Feenix’s request.

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4.5. Any subsequent Transfer of the Facility after the Possession Date by Feenix or its affiliate shall be governed by the Transfer provisions of the Franchise Agreement.

4.6. Notwithstanding anything set forth in this Agreement or the Primary Agreements to the contrary:

4.6.1. [*]

4.6.2. [*]

4.6.3. The liquidated damages described in the Section 4.6.1 and Section 4.6.2 are the only payment obligations of Feenix in connection with exercising the Feenix Termination or in the instance of a Franchisor Termination, and are in lieu of and supersede the Liquidated Damages payable upon termination by Feenix under the Primary Agreements, and Feenix shall have no liability to pay Franchisor such Liquidated Damages or any other sum or amount payable under the Primary Agreements, in connection with the Feenix Termination or Franchisor Termination. The foregoing provision does not relieve Feenix of any payment obligations related to its operation of the Facility between the Possession Date and the effective date of the Feenix Termination or Franchisor Termination, as applicable; and

4.6.4. For the avoidance of doubt, if a termination occurs because Feenix has assigned the Lease and the assignee has entered into a new franchise agreement with Company pertaining to the Facility, no liquidated damages will be payable.

5. Receiver. The following provisions apply if Feenix requests, causes, or participates in the appointment of a receiver for the Facility or Franchisee (a “Receiver”). In such event, Company may exercise its right to terminate the franchise or the Primary Agreements, unless Feenix, by notice to Franchisor, elects to have Receiver enter into a TOA, as defined below, and (i) Feenix or Receiver remedies all monetary defaults of Franchisee then pending and commences and diligently undertakes to cure all non-monetary defaults of Franchisee under the Primary Agreements that are reasonably susceptible of cure by Feenix or Receiver within thirty (30) days after the appointment of Receiver; (ii) Receiver operates the Facility in compliance with the Primary Agreements and pays all fees accruing under the Primary Agreements during the period of the receivership (provided that Feenix and Receiver will not be obligated to comply with the renovation and upgrading requirements that are stated in the Primary Agreement while the TOA is in effect, to the extent that such renovation and upgrading requirements are not related to cleanliness and general maintenance or life/safety issues); (iii) Receiver signs and delivers to Company a temporary operator’s agreement or such other similar agreement as may be acceptable to Company (the “TOA”) within five (5) days after appointment of Receiver; and (iv) Feenix or Receiver pays Franchisor a $7,500 administrative fee upon execution of the TOA.

6. Feenix Action, Generally. If Feenix (i) commences any judicial or non-judicial action seeking the appointment of a Receiver, or (ii) commences any judicial or non-judicial foreclosure or similar action because of any default by Franchisee under the terms of its agreements with Feenix (in any case, a “Feenix Action”), then Feenix shall notify the Company in writing of such Feenix Action. Feenix will promptly provide to Company a copy of any order appointing a receiver, or any other judicial or administrative order from an action initiated by Feenix that materially impacts ownership, control or possession of the Facility. Upon Company’s reasonable request, Feenix will send the Company copies of any related pleadings, notices, agreements, or other documents published, sent, or filed by Feenix in a Feenix Action.

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7. Insolvency of Franchisee. In the event any bankruptcy, insolvency, receivership, or similar case is filed by or against Franchisee, then, subject to any automatic stay that may be imposed, Company may exercise its rights and remedies under the Primary Agreements, provided the exercise by Company of such rights and remedies shall not limit Feenix’s rights under this Agreement.

8. Franchisee Consent. Franchisee consents to the provisions of this Agreement. Franchisee also consents to the transmittal of any and all information between Feenix and Company from time-to-time about Franchisee’s account with Company, the status of the Primary Agreements, the franchise relationship, and the status of the Loan Documents, including that Company and Feenix may request of the other from time-to-time confirmation in writing that no defaults then exist under the Primary Agreements or the Loan Documents, respectively.

9. No Assignment by Lessor; Replacement Comfort Letter. Feenix may not assign this Agreement to an unaffiliated third-party without Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Feenix shall assign this Agreement (without the requirement of Company consent) to any (i) affiliate of Feenix that acquires Feenix’s interest in the Loan Documents; and (ii) entity that acquires Feenix or any parent entity of Feenix (or is the survivor of any merger or similar reorganization of Feenix) and this Agreement shall inure to the benefit of and be enforceable by such assignee. Feenix shall provide Company written notice of any such assumption). Company will issue a replacement three-party agreement, substantially similar in form to this Agreement, if (a) Feenix’s or any Lender’s interest in the Loan Documents is assigned to a third party; and (b) Company receives a written request to issue a replacement three-party agreement within 30 days of the date of such assignment. Company reserves the right to charge an administrative fee not to exceed the fee paid by Franchisee in connection with this Agreement for such replacement three-party agreement. Any such replacement three-party agreement shall supersede and replace this Agreement.

10. Termination of Agreement. This Agreement terminates automatically when (i) Company or Franchisee terminates the license or the Primary Agreements in accordance with their terms after giving Feenix any notice required under this Agreement and subject to Feenix’s assignment and assumption right set forth in Section 4.1; (ii) the indebtedness evidenced by the Loan Agreement is indefeasibly repaid in full; (iii) the term of the license under the Franchise Agreements expires; (iv) Feenix assumes the Primary Agreements under the terms of this Agreement; or (v) Feenix assigns its interest in the Loan Documents to a third party, other than as expressly permitted by Section 9 of this Agreement. There is no equitable right of redemption applicable to this Agreement.

11. Miscellaneous.

11.1. Recitals. The statements and representations set forth in the Recitals above are fully affirmed by each Party and incorporated herein by reference with the same force and effect as if restated at length at this point.

11.2. Construction of the Agreement.

11.2.1. The Parties agree that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over the construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.2.2. Except as expressly stated otherwise in this Agreement, the provisions of the Franchise Agreement governing the following terms shall apply equally to this Agreement: waiver of jury trial; partial invalidity; waivers, modifications, and approvals; choice of law; venue; dispute resolution; and force majeure. For purposes of this Agreement, references to “you” in such provisions shall include Feenix.

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11.3. Entire Agreement. This Agreement represents all of the terms and conditions of the agreement between the Parties with respect to the subject matter described. There have been no representations, warranties, promises, inducements, or considerations of any kind given with respect to the transactions described except as expressly memorialized in this Agreement.

11.4. Headings. Headings, titles and captions preceding the sections of this Agreement are provided for convenience of reference and shall not be used to explain or to restrict the meaning, purpose or effect of any provision to which they refer

11.5. Binding Nature; Third Parties. This Agreement is binding on the Parties and the respective permitted successors, heirs, executors, and assigns of each of them. This Agreement is solely for the benefit of the Parties and is not intended to, nor does it, create any third-party beneficiary.

11.6. Counterparts. This Agreement may be executed by one or more of the Parties to this Agreement on any number of separate counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement may be executed via facsimile or electronic signature.

11.7. Legal Fees. Except set forth herein, all Parties to this Agreement shall bear their own costs and attorneys’ fees related to the negotiation and execution of this Agreement. Should a Party to this Agreement initiate an action arising out of this Agreement, including but not limited to enforcing its terms, it is agreed that the prevailing party in such actions shall be entitled to reimbursement of reasonable attorneys’ fees and costs from the non-prevailing party.

11.8. Notices. Unless otherwise specifically provided herein, all notices, demands, or other communications given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by facsimile transmission with confirmation original sent by first class mail, postage prepaid; (ii) by delivery service, with proof of delivery; or (iii) by first class, prepaid certified, or registered mail return receipt requested. Email addresses listed below are included for the convenience of the Parties only and not for the provision of notice under this Agreement.

To Company:

TMH Worldwide, LLC

22 Sylvan Way

Parsippany, New Jersey 07054

Attention: Vice President, Contract Compliance

Fax: (973) 753-7254

Email: suzanne.fenimore@wyndham.com

To Feenix:

c/o FVP Servicing, LLC

1201 Broadway, 7th Floor

New York, NY 10001

Attn: Keith Lee / Tom Betts

Telephone: 646.902.6645

E-mail:klee@feenixpartners.com / tbetts@feenixpartners.com

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With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Attention: Matt Gautier

Email: mbgautier@mintz.com

To Franchisee:

Altitude Hospitality, LLC

4500 SE Pine Valley Street

Port St. Lucie, FL 34952

Attention: Gregory C. Breunich

Fax:

Email: gcb@altdintl.com

[Remainder of Page Left Blank Intentionally]

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Each of the undersigned, intending to be legally bound hereby, has executed this Agreement as of the date first written above.

COMPANY:
TAUT Worldwide, LLC

By:	/s/ Suzanne Fenimore
Suzanne Fenimore
Vice President, Contracts Compliance

FEENIX:
FVP SERVICING, LLC

By:	/s/ Keith Lee
Name:	Keith Lee
Title:	Authorized Signatory

FRANCHISEE:
ALTITUDE HOSPITALITY, LLC

By:	/s/ Gregory C. Breunich
Gregory C. Breunich
Manager

Signature Page to Three-Party Agreement